D-WAVE QUANTUM INC.
AMENDED AND RESTATED SECURITIES TRADING POLICY
I.Purpose
To describe the standards concerning the handling of non-public information relating to D-Wave Quantum Inc. and its subsidiaries (the “Company”) and the buying and selling of securities of the Company.
II.Persons Affected and Prohibited Transactions
The general prohibitions of this Amended and Restated Securities Trading Policy (this “Policy”) apply to all directors, officers and employees of the Company. Restrictions set forth in Part V (blackout periods) and Part VI (preclearance) may apply only to directors, executive officers and certain designated officers and employees as determined by the Company from time to time. If you are unsure whether you are subject to the restrictions set forth in Parts V or VI, please contact the Company’s Legal Department.
The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (collectively “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties.
For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, the acquisition of Company stock upon the exercise of stock options, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.
III.Policy Statement
If you possess material nonpublic information (as further discussed below) relating to the Company, neither you nor any Related Party:
•may effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VII below and, if applicable, automatic trading plans pursuant to applicable Canadian securities legislation) or engage in any other action that takes advantage of that information;
•may pass that information on to any person outside the Company, except as permitted under applicable Company policies and procedures;
•suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or
•assist anyone engaged in any of the foregoing activities.

Effective Date: March 6, 2025

This Policy will continue to apply after termination of employment to the extent that you are in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.
This Policy also applies to information, obtained in the course of employment with, or by serving as a director or officer of, the Company, relating to any other company, including:
•our customers, clients, suppliers, partners, or economically-linked companies such as a competitors,
•any entity with which we may be negotiating a major transaction or business combination, or
•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.
Neither you nor any Related Party may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company or in the course of your service as a director or officer of the Company as the authorities view that as “shadow trading” of the material nonpublic information and therefore may hold you liable for insider trading based on that action.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:
•projections of future earnings or losses, or other guidance concerning earnings;
•the fact that earnings are inconsistent with consensus expectations;
•a pending or proposed merger, joint venture, acquisition or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;
•changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems;
•a material cyber incident that has not been disclosed;
•changes in legislation affecting our business;

Effective Date: March 6, 2025

•a change in the business, operations or capital of the Company (which includes any decision to implement such a change by the Company’s board or by senior management who believe that confirmation of the decision by the Company’s board is probable); and
•the gain or loss of a substantial customer, client or supplier.
20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.
When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of a full trading day after the information is released. Thus, if information is released on a Monday prior to the opening of the market, trading should not take place until Tuesday.
Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of common stock received upon exercise. This Policy does apply, however, to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option or to pay taxes. However, this Policy shall not apply to the sale by the Company or at the direction of the Company of shares of common stock subject to restricted stock units or other equity-based incentive compensation that are necessary to generate sufficient proceeds to satisfy withholding obligations relating to such equity-based incentive compensation under a Company-wide program applicable to all Company employees holding such equity-based incentive compensation.
This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):
•increasing or decreasing periodic contributions allocated to the purchase of Company securities;
•intra-plan transfers of an existing balance in or out of Company securities;
•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.
Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company.

Effective Date: March 6, 2025

No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.
You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.
IV.    Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, directors, officers and employees of the Company, and their Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company:
1.Purchases of securities of the Company on margin. You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts.
2.Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This Policy is simply expanding this prohibition to cover all employees.
3.Buying or selling puts, calls, options or other derivatives in respect of securities of the Company. This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company.
Directors, officers and employees, and their designees, are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities whether they are (1) granted to you by the Company as part of your compensation; or (2) otherwise held, directly or indirectly, by you.
Although the Company is not prohibiting standing or limit orders, you should use extreme caution if you engage in standing or limit orders (other than as established in connection with a Rule 10b5-1 plan as described in Part VII below) since you might become aware of material non-public information after establishing an order. This could lead to inadvertent trading while in possession of material non-public information.
V.    Blackout Periods – For Directors, Executive Officers, Employees and Certain Other Personnel with Access to Material Nonpublic Information
The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material nonpublic information, all directors, executive officers and certain other persons who are or may be expected to be aware of quarterly financial results of the Company will be subject to quarterly blackouts on trading.
The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period commencing two weeks prior to the end of its fiscal year and ending on and including the second trading day after public announcement of the Company’s annual financial results; (b) the period commencing two weeks prior to the end of each of its fiscal quarters and ending on and including the second trading day after public announcement of the Company’s financial results for such

Effective Date: March 6, 2025

quarter; and (c) for directors and executive officers, to the extent and during the periods as the Legal Department may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.
During these blackout periods, the following persons and their Related Parties are prohibited from effecting transactions in securities of the Company (except as otherwise expressly provided below):
•directors and their administrative and other assistants;
•executive officers and their administrative and other assistants;
•all employees; and
•any other person designated by the Legal Department.
You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional closed periods at any time. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.
The prohibition described in this Part V shall not apply to bona fide gifts of Company securities and contributions of Company securities to a trust so long as the requirements of Part VI below are complied with and the gifting or contributing persons is not a resident in Canada. We do, however, recommend that gifts and contributions be made, whenever possible, outside of a blackout period. You should consider the appearance of any gift viewed in hindsight. Section 16 officers: (i) are required to obtain pre-approval from the Company's Legal Department for gifts of Company securities, and (ii) if Company securities are transferred to a trust formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity and the director or officer controls the investment and voting decisions of the trust or entity, the director or officer has to confirm in writing that he/she will not permit the trust or entity to trade Company securities during a blackout period or otherwise in violation of this Policy.
The prohibition shall also not apply (i) with respect to a public offering of Company securities specifically authorized by the Company’s board of directors or duly authorized board committee or (ii) to the sale by the Company or at the direction of the Company of shares of common stock subject to restricted stock units or other equity-based incentive compensation that are necessary to generate sufficient proceeds to satisfy withholding obligations relating to such equity-based incentive compensation under a Company-wide program applicable to all Company employees holding such equity-based incentive compensation. The Legal Department may, on a case-by-case basis, authorize effecting a transaction in Company securities during a blackout period if the person who wishes to effect such a transaction (i) has, at least two business days prior to the anticipated transaction date, notified the Company in writing of the circumstances and the amount and nature of the proposed transaction and (ii) has certified to the Company that they are not in possession of material nonpublic information concerning the Company.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VI.    Pre-Clearance of Securities Transactions

Effective Date: March 6, 2025

To provide assistance in preventing inadvertent violations of the law (which could result for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:
All transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared with the Company’s Legal Department:
•directors and their administrative and other assistants;
•executive officers, any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their administrative and other assistants;
•employees in the accounting, finance and legal departments; and
•any other person designated by the Legal Department.
Persons subject to these restrictions should contact the Legal Department at least two business days (or such shorter period as the Legal Department may determine) in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such three business day period, the transaction must be pre-cleared again.
To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.
Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VII.    10b5-1 Plans.
The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability. Rule 10b5-1 plans are available only to directors, officers and certain employees as may be designated from time to time by the Company’s Legal Department.
Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when they are not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit

Effective Date: March 6, 2025

the insider to exercise any subsequent influence over how, when or whether to effect the sales. Any Rule 10b5-1 plan must be submitted to the Company’s Legal Department for review and approval prior to its execution. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information. The Company reserves the right to disapprove any submitted Rule 10b5-1 plan, and to suspend or instruct you to terminate any Rule 10b5-1 plan that it has previously approved.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Part V of this Policy. All Rule 10b5-1 plans must have a “cooling off period,” the length of which will depend on the status of the person subject to this Policy. For directors and executive officers, the applicable “cooling off period” is the later of (1) 90 days after the adoption and (2) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. For all other covered persons, the applicable “cooling off period” is at least 30 days from the time of the trading plan is executed to the time of the first trade pursuant to the plan.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Legal Department. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act. Notwithstanding any pre-clearance of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
VIII.     Assistance
Any person who has any questions about this Policy or about specific transactions may contact the Company’s Legal Department. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.

Effective Date: March 6, 2025